UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SWS Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SWS GROUP, INC.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

Notice of Special Meeting

and Proxy Statement

[—], 2011

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of SWS Group, Inc., which will be held at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, at 9:00 a.m., local time, on [—], 2011. The following pages include the notice of special meeting and the proxy statement describing the business to be transacted at the special meeting.

On March 20, 2011, the company entered into a Funding Agreement with Hilltop Holdings Inc. and Oak Hill Capital Partners, sometimes referred to as the “investors,” both of which have extensive experience in the financial services sector.

Pursuant to the Funding Agreement, and once all necessary regulatory and stockholder approvals are obtained, we will:

—	obtain a $100 million, five year, unsecured loan from the investors;

—

issue warrants to each investor allowing such investor to purchase up to 8,695,652 shares of our common stock at an exercise price of $5.75 per share (subject to anti-dilution adjustments), representing approximately 17% of the common stock of our company per warrant (assuming each investor exercises its warrant); and

—

grant the investors certain rights under an Investor Rights Agreement, including certain registration rights, preemptive rights, and the right for each investor to appoint one person to our Board of Directors so long as such investor owns 9.9% or more of all of the outstanding shares of our common stock or securities convertible into at least 9.9% of our outstanding common stock.

At the special meeting, you will be asked to approve the issuance of the warrants and the securities issuable upon the exercise of the warrants. Our Board of Directors has approved this proposal and recommends that you vote in favor of this proposal.

Please read the attached proxy statement carefully for information you are being asked to consider and vote upon. Our Board of Directors asks that you support the transactions with each of the investors by approving the proposals on the enclosed proxy card and returning it as described in the instructions. In addition, we hope you are planning to attend the special meeting personally, and, if so, we look forward to seeing you. Whether or not you expect to be present, please promptly vote and submit your proxy by following the instructions provided. If you do attend the special meeting, you may, of course, withdraw your proxy and vote in person.

On behalf of our Board of Directors and our management, we would like to thank you for your continued support and confidence.

Sincerely yours,

Don A. Bucholz Chairman of the Board	James A. Ross Chief Executive Officer

Enclosure

SWS GROUP, INC.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [—], 2011

Notice is hereby given that SWS Group, Inc. will hold a special stockholders’ meeting on [—], 2011, at 9:00 a.m., local time, at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270.

On March 21, 2011, the company announced that it had entered into a Funding Agreement with Hilltop Holdings Inc. and Oak Hill Capital Partners, sometimes referred to as the “investors,” both of which have extensive experience in the financial services sector.

At the special meeting, we will ask you to consider and vote on the following two proposals:

1.	The approval, for purposes of the New York Stock Exchange listing standards, of the issuance of warrants to each investor for up to 8,695,652 shares of common stock of the company issuable upon exercise of such warrants (subject to anti-dilution adjustments), or, in certain circumstances, non-voting perpetual participating preferred stock issuable upon exercise of the warrants (which may be convertible into common stock in certain circumstances); and

2.	The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the meeting to approve the proposal described above.

The Board of Directors unanimously recommends stockholders vote FOR each of the proposals.

If you were a stockholder at the close of business on [—], 2011, you are entitled to receive notice of, and vote at, the special meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the special meeting will be available for examination at our principal executive offices for a period of 10 days prior to the special meeting. This list of stockholders will also be available for inspection at the special meeting and may be inspected by any stockholder for any purpose germane to the special meeting.

It is important that your shares be represented at the special meeting. For that reason, even if you plan to attend the meeting, we ask that you please promptly vote and submit your proxy by following the instructions included with the proxy materials. You may follow the instructions provided in the proxy materials to vote by telephone, mail or the Internet. If you attend the special meeting, you may revoke your proxy and vote in person. To help us prepare properly for your attendance at the special meeting, we ask that you indicate on your proxy card whether you plan to attend the meeting.

By Order of the Board of Directors,

Allen R. Tubb
Vice President, General Counsel and Secretary

Dallas, Texas

[—], 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON [—], 2011: This proxy statement, all exhibits hereto and all documents incorporated by reference herein are available at http://materials.proxyvote.com/[—].

INFORMATION CONCERNING SOLICITATION AND VOTING	1
PROPOSAL NO. 1 ISSUANCE OF WARRANTS TO HILLTOP HOLDINGS INC. AND OAK HILL CAPITAL PARTNERS	5
PROPOSAL NO. 2 TO PERMIT THE BOARD OF DIRECTORS TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IF THERE IS AN INSUFFICIENT NUMBER OF VOTES AT THE MEETING TO APPROVE PROPOSAL NO. 1	26
STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT	27
WHERE YOU CAN FIND MORE INFORMATION	28
INCORPORATION BY REFERENCE	29
PRINCIPAL ACCOUNTANTS	29
STOCKHOLDER PROPOSALS	29
SPECIAL NOTICE REGARDING FORWARD LOOKING STATEMENTS	30
OTHER MATTERS	31

SWS GROUP, INC.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

PROXY STATEMENT SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [—], 2011

We are providing this proxy statement and the accompanying notice of special meeting to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the special meeting of the stockholders to be held at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, on [—], 2011 at 9:00 a.m., local time and at any adjournments or postponements thereof. This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about [—], 2011.

On March 20, 2011, the company entered into a Funding Agreement with Hilltop Holdings Inc. and Oak Hill Capital Partners, sometimes referred to as the “investors,” both of which have extensive experience in the financial services sector.

Pursuant to the Funding Agreement, and once all necessary regulatory and stockholder approvals are obtained, we will:

—	obtain a $100 million, five year, unsecured loan provided by the investors;

—

issue warrants to each investor allowing such investor to purchase up to 8,695,652 shares of our common stock at an exercise price of $5.75 per share (subject to anti-dilution adjustments), with such investments representing approximately 17% of the common stock of our company per warrant (assuming each investor exercises its warrant); and

—

grant the investors certain rights under an Investor Rights Agreement, including certain registration rights, preemptive rights, and the right for each investor to appoint one person to our Board of Directors so long as such investor owns 9.9% or more of all of the outstanding shares of our common stock or securities convertible into at least 9.9% of our outstanding common stock.

At the special meeting, our stockholders will be asked to consider and vote on the following two proposals:

1.	The approval, for purposes of the New York Stock Exchange listing standards, of the issuance of warrants and up to 17,391,304 shares of common stock of the company issuable upon exercise of such warrants (subject to anti-dilution adjustments), or, in certain circumstances, non-voting perpetual participating preferred stock issuable upon exercise of the warrants and convertible, in certain circumstances, into common stock (referred to as “Proposal No. 1”); and

2.	The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the meeting to approve the proposal described above (referred to as “Proposal No. 2”).

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

All stockholders of record at the close of business on [—], 2011 are entitled to vote on the matters presented at the special meeting or any adjournment or postponement thereof. At the close of business on [—], 2011, there were [—] shares of our common stock issued and outstanding and entitled to vote. Each stockholder will have one vote for each share of our common stock owned of record at the close of business on [—], 2011.

Voting Procedures: Broker “Non-Votes”

Each stockholder of record is entitled to one vote for each share registered in the stockholder’s name with respect to each matter to be voted on at the meeting. A “stockholder of record” is a person or entity who holds shares on the record date that are registered in that stockholder’s name on the records of the company’s transfer agent. A person or entity that holds shares through a broker, bank or other nominee is considered a “beneficial owner” of the shares.

If your shares are held in a brokerage account and you do not vote, your brokerage firm could:

—	vote your shares, if permitted by applicable rules; or

—	leave your shares unvoted.

Under applicable rules, brokers who hold shares on behalf of a beneficial owner have the authority to vote only on routine matters. Brokers do not have the authority to vote on non-routine matters unless they have received voting instructions from the beneficial owners. A broker “non-vote” occurs when a broker, bank or other holder of record does not vote in a non-routine matter because the holder has not received voting instructions from the beneficial owner. Shares subject to broker non-votes will not be counted as votes for or against a proposal and will not be included in calculating the number of votes necessary for approval of a proposal. To avoid broker non-votes, please provide instructions to your broker regarding the voting of your shares.

Vote Required

Because our common stock is listed on the New York Stock Exchange or “NYSE”, we are subject to NYSE rules and regulations. These rules require stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions where, in general, the issuance involves more than 20% of our outstanding common stock or voting rights. Pursuant to the Funding Agreement and subject to the receipt of all necessary stockholder and regulatory approvals, in connection with the $100 million, five year unsecured loan provided by the investors, we have agreed to issue warrants to each investor allowing such investor to purchase up to 8,695,652 shares of our common stock at an exercise price of $5.75 per share (subject to anti-dilution adjustments), representing approximately 17% of the common stock of our company per warrant (assuming each investor exercises its warrant).

In compliance with the NYSE listing standards, we are soliciting your affirmative vote for approval of the issuance of the warrants and the securities issuable upon their exercise. The affirmative vote of a majority of all the votes cast on Proposal No. 1 is required to approve Proposal No. 1, and the total votes cast on Proposal No. 1 must represent at least a majority of the company’s outstanding securities entitled to vote on the proposal.

Pursuant to NYSE listing rules, an abstention will be counted as a vote cast at the special meeting for purposes of the proposal and will have the same effect as a vote “AGAINST” the proposal. Because approval of Proposal No. 1 is based on the affirmative vote of a majority of votes cast, a stockholder’s failure to vote its shares of common stock will not affect the outcome of the vote on the proposal, assuming a majority of all securities entitled to vote on the proposal are voted on the proposal. Proposal No. 1 is a non-routine matter, so brokers, banks and other holders of record will have no discretion to vote shares without receiving voting instructions from the beneficial owner. Any such broker non-votes will not be treated as votes cast with respect to Proposal No. 1. Accordingly, a broker non-vote will not count as a “vote cast” for purposes of determining whether the proposal has been approved by a majority of votes cast on such proposal and, assuming that the total votes cast on the proposal represents a majority of all securities entitled to vote on such proposal, broker non-votes will have no effect on the outcome of the vote on this proposal.

The affirmative vote of the holders of a majority of voting shares represented at the special meeting, whether or not a quorum is present, is required to adjourn the special meeting from time to time, until a quorum is present. Accordingly, a broker non-vote will not affect whether Proposal No. 2 is approved. An abstention will be counted as present at the special meeting for purposes of Proposal No. 2 and will have the same effect as a vote “AGAINST” the proposal.

Consequences of the Vote

If Proposal No. 1 is approved, a warrant will be issued to each investor upon satisfaction of the conditions of the Funding Agreement. Upon issuance, each warrant will be immediately exercisable for 8,695,652 shares of common stock at an exercise price of $5.75 per share, subject to anti-dilution adjustments. The common stock into which each of the warrants is convertible is equivalent to approximately 17% (subject to adjustments as described under “Description of the Warrants” below) of the outstanding common stock of the company per warrant (assuming each investor exercises its warrant), including the shares issuable upon exercise of the warrants.

If our stockholders do not approve Proposal No. 1, we will be unable to complete the transactions contemplated by the Funding Agreement; we will not receive the $100 million loan; and we will be contractually obligated to reimburse the investors $250,000 upon termination of the Funding Agreement. We will also be contractually obligated, under certain circumstances, to pay the investors a termination fee of $3,500,000 if, within twelve months of the termination of the Funding Agreement, we enter into an agreement with respect to or complete a similar transaction with another party and certain other requirements are met. Refer to the description of the fees and expenses payable by the company under the section heading “Description of the Funding Agreement” below. Additionally, the company will explore alternatives for attracting capital. There can be no assurance that any such alternative sources of capital would be available or that, even if available, that the terms and timing of a possible future capital raise would be attractive to the company and its stockholders. Prior to the transactions recommended in this proxy, the company was unsuccessful in its attempts to raise capital, including through the public markets. Any future capital raise could involve substantial dilution to the stockholders, increased cash requirements, and investors of unknown experience relative to the offering recommended by the company’s Board of Directors herein. In addition, any delay in raising capital may have adverse impacts on both the bank and the broker-dealer.

Stockholder Voting

In addition to voting at the special meeting, you may vote over the Internet at http://materials.proxy vote.com/[—], by telephone or by mail, as indicated on the proxy card. If you do attend the special meeting, you may, of course, withdraw your proxy and vote in person. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the special meeting, you should contact your bank, broker or holder of record to obtain a legal proxy and bring it to the special meeting in order to vote. If you receive more than one set of proxy materials, then your shares are likely held in more than one account. Please vote all of your shares.

If you vote by proxy, the individuals named in the proxy (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for, against or abstained from each proposal. If you vote by proxy without indicating any instructions, your shares will be voted:

—	FOR the approval of Proposal No. 1; and

—	FOR the approval of Proposal No. 2.

The Board of Directors has not directed that any other matters be considered at the special meeting.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum for the meeting, even if you abstain from voting on some or all matters introduced at the meeting. Broker non-votes are also counted as present for establishing a quorum for the meeting.

Householding

SEC rules and Delaware law permit us to mail the proxy materials in one envelope to all stockholders residing at the same address if certain conditions are met. This is called householding and can result in savings of paper and mailing costs. SWS Group, Inc. households all proxy materials mailed to stockholders.

If you choose not to household, you should send a written request (including your name and address) within 60 days after the mailing of the proxy materials to our Corporate Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the proxy materials, or a copy of the proxy materials for members of your household, you may contact SWS Group, Inc., Attn: Corporate Secretary, 1201 Elm Street, Suite 3500, Dallas, Texas 75270 or by calling (214) 859-6629. We will deliver promptly upon written or oral request a separate copy of the proxy materials at a household to which a single copy of the proxy materials was delivered. Stockholders residing at the same address who are receiving multiple copies of our proxy materials may request householding in the future by contacting our Corporate Secretary at the address or phone number set forth above.

Revocability of Proxies

You may revoke your proxy at any time before the special meeting for any reason. To revoke your proxy before the meeting, deliver a later dated proxy or written instruction to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270. You may also come to the special meeting and change your vote in writing. Merely attending the special meeting does not revoke your proxy.

No Dissenters’ Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights with respect to the matters to be voted on at the special meeting.

Expenses

This proxy solicitation is made by the Board of Directors on behalf of the company. We will bear all expenses in connection with this solicitation, including the cost of preparing, printing and mailing proxy materials. Proxies may be solicited by directors, officers or other employees, by Internet, telephone or otherwise, without additional compensation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common stock and will reimburse those brokerage firms, nominees, custodians and fiduciaries and our transfer agent for their reasonable out-of-pocket expenses in forwarding such materials. We will also use the proxy solicitation services of MacKenzie Partners, Inc. For such services, we will pay a fee that is estimated to be approximately $30,000, plus out-of-pocket expenses.

Other Business

Under our bylaws and Delaware law, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to stockholders provided with this proxy statement.

Adjournment

The special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time with the approval of the affirmative vote of the holders of a majority of the outstanding shares of our common stock, present in person or represented by proxy and entitled to vote at the special meeting. Under Delaware law, we are not required to notify stockholders of any adjournments of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. Unless a new record date is fixed, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

PROPOSAL NO. 1

ISSUANCE OF WARRANTS TO HILLTOP HOLDINGS INC.

AND OAK HILL CAPITAL PARTNERS

Background

Our business is sensitive to financial market conditions, which have been very volatile over the past two years. While many economists believe the recession ended in June 2009, unemployment and tight credit markets continue to create an unstable economic environment, and there is no guarantee that conditions will not worsen again. Texas, which was largely insulated from severe job loss and real estate market deterioration at the start of the recession, is now experiencing diminished residential and commercial real estate values and elevated unemployment. These factors have had a negative effect on our banking and brokerage operations. Volatility in the credit and mortgage markets, low interest rates and reduced volume in the stock markets continue to have an adverse effect on several aspects of our business, including depressed net interest margins, reduced liquidity and lower securities valuations.

The challenging economic environment has also negatively affected the loan portfolio of our banking subsidiary. In July 2010, the bank entered into a Memorandum of Understanding (“MOU”) with the Office of Thrift Supervision (“OTS”), pursuant to which the OTS exercised significant additional review and oversight of the bank. We believe that we complied with the requirements of the MOU; however, the bank’s continued asset quality deterioration and losses resulted in the issuance of a formal Cease and Desist Order by the OTS, acting by and through its Regional Director for the Western Region. On February 4, 2011, the board of directors of the bank signed a stipulation consenting to and agreeing to the issuing of the order without admitting or denying that grounds exist for the OTS to initiate an administrative proceeding against the bank. Pursuant to the order, the bank must, among other things, maintain minimum capital levels and core capital ratios and adhere to a specified business plan and a plan to reduce credit impaired, or classified, assets.

In the third quarter of fiscal 2010, ended March 26, 2010, the company’s banking unit experienced significant deterioration in its commercial real estate loan portfolio leading to a consolidated net loss of $11.5 million or $0.35 per share for such quarter. Continued classification of loans to non-performing status during the fourth quarter of fiscal 2010 led to a consolidated loss for fiscal 2010 of $2.9 million or $0.10 per share. Bank regulators completed their annual examination of the bank in late fiscal 2010, and effective July 13, 2010, the bank entered into the MOU with the OTS. The MOU provided among other things that the bank will maintain a Tier I (core) capital ratio of 8% and a total risk-based capital ratio of 12%; adopt a classified asset reduction plan; restrict certain lending and not declare or pay dividends from the bank without OTS approval.

The company immediately developed plans for complying with the terms of the MOU and began to consider whether additional capital would be required to maintain compliance. During the first quarter of fiscal 2011, the company continued to see declines in commercial real estate values. Additionally, the company determined that an auction of $68.9 million of classified assets held by the bank was appropriate to quickly reduce the amount of classified assets on the balance sheet. These factors led to a $20.7 million consolidated net loss, or $0.64 per share, for the quarter ended September 24, 2010.

Throughout this time period, the company’s brokerage operation continued to operate profitably following the transfer of over $30 million in capital from the brokerage unit to the banking unit despite being unable to pursue certain business opportunities and suffering certain operating restrictions resulting from the reduction in available capital. The Board of Directors believed that raising capital was the best way to ensure that the broker-dealer business lines would operate smoothly in the future, the bank maintained adequate capital ratios under the MOU, and the bank could continue to reduce classified assets in a strategic and efficient manner. In the interim, the company reduced its quarterly dividend from nine cents per share to one cent per share to assist the company in meeting its capital needs.

On November 10, 2010, the Board of Directors determined that the company required additional capital and formed a special finance committee for the purpose of evaluating capital raising opportunities. The committee began reviewing private and public financing alternatives shortly thereafter. The special finance committee also evaluated the alternative of seeking no new capital and working out the bank’s asset troubles assuming regulatory constraint, future profitability of the bank and profitability of other units of the company. This approach was rejected due to its substantial risk of failure and the uncertain time it would require while continuing to be subject to the MOU.

Over the course of the fall and winter, the company received a number of non-binding, highly conditional proposals from Sterne Agee Group, Inc. to combine the companies. The Board of Directors considered each letter carefully and in each case unanimously concluded that pursuit of a transaction with Sterne Agee was not in the best interests of stockholders due to, among other reasons, the conditional nature of the proposals, the absence of financing for any proposal and the failure of the proposals to address important regulatory requirements. Accordingly, the Board of Directors informed Sterne Agee in response to each letter that it was not interested in pursuing such a transaction.

Among the alternatives considered, the company had preliminary discussions with Hilltop Holdings Inc. regarding a potential capital-raising transaction in the early fall of 2010 and entered into a non-disclosure agreement with Hilltop. Thereafter, Hilltop began to conduct a due diligence review of the company and the bank. However, after comparing all aspects of the private offer against a public offering, and upon advice and counsel from the company’s advisors, on December 2, 2010, the company chose to pursue a public debt offering.

On December 6, 2010, the company announced its intention to offer, subject to market and other conditions, $95 million in aggregate principal amount of Convertible Senior Notes due 2015 with an over allotment option of $14 million. However, due to market volatility and unfavorable market conditions, on December 8, 2010, the company chose to terminate its planned offering.

Although the public offering was terminated, the Board of Directors still felt strongly about raising capital, and the special finance committee was again tasked to pursue capital raising strategies, including interviewing investment bankers, pursuing potential investment partners and specifically evaluating a non-binding indication of interest from Oak Hill Capital Partners received on January 11, 2011.

The initial indication of interest from Oak Hill Capital was for a $100 million senior unsecured credit facility with 100% warrant coverage at a $5.75 exercise price. This indication of interest contemplated adding an additional third party investor to the transaction in light of regulatory constraints. On January 14, 2011, the company contacted Hilltop to discuss any continued interest with respect to a potential transaction with the company. After further discussing the proposed transaction with both firms, the company engaged Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) as an independent financial advisor to assist the company in analyzing, structuring, negotiating, assessing the fairness of and effecting a transaction with each of the investors. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. For Sandler O’Neill’s services, we paid a $100,000 retainer and an additional $650,000 when Sandler O’Neill informed us it was ready to render its opinion, plus out-of-pocket expenses.

In analyzing the indication of interest, the special finance committee investigated the merits of entering into transactions with Oak Hill Capital and Hilltop. It became apparent to the committee that each of these potential partners had a strong track record of successful investment in the financial services industry in general and specifically within the banking industry with, in Hilltop’s case, particular expertise in turning around troubled banks. The committee expressed this observation to the Board of Directors, and after careful consideration, the Board of Directors determined that the company potentially could benefit significantly from the expertise of these two partners and that the proposed transaction was the appropriate course of action for the company. Each of the investors performed substantial due diligence on the company, including the bank (including detailed review of the loan portfolio and asset quality) and broker dealer, in January and February of 2011.

While each of the investors pursued due diligence matters and the company negotiated definitive transaction terms with each of the investors, on February 4, 2011, the bank signed a Stipulation and Consent to Issuance of Order to Cease and Desist (the “Cease and Desist”) which replaced the bank’s MOU. Although the Cease and Desist did not materially differ from the MOU, under the Cease and Desist, the bank is no longer considered to be “well capitalized” even if its capital ratios meet or exceed all applicable requirements.

On February 8, 2011 the company announced a net loss of $330,000, or one cent per diluted share, for its fiscal 2011 second quarter ended December 31, 2010, as well as an increase in its classified assets at the bank of approximately $22 million to $273 million. While the company’s broker-dealer continued to post pre-tax profits, the publicity surrounding the bank’s asset deterioration and the ensuing Cease and Desist has created uncertainty for the company’s overall health and performance. The broker-dealer has come under increased scrutiny from its lenders and trading partners due to the bank’s problems. The company is firmly committed to seeing the Cease and Desist removed in a timely fashion and ensuring that the operations of the broker-dealer are not adversely affected by the bank. Additionally, the growth of the brokerage unit, both internally and through possible acquisitions, is limited without access to additional capital.

Each of the investors completed its due diligence in early March 2011. The special finance committee and its advisors negotiated the terms of the transaction throughout February and March. During the course of the company’s consideration of the transaction, Sandler O’Neill provided certain financial analysis to the company and the Board of Directors and participated in certain negotiations related to the transaction. The negotiations were substantially concluded and the transactions were approved by the full Board of Directors on March 18, 2011. At the meeting, the Board of Directors received a report from Sandler O’Neill containing a written opinion that the transaction provided a reasonable means, from a financial point of view, to meet the capital requirement of the company and is fair to the company from a financial point of view. On March 20, 2011, we entered into a Funding Agreement with Hilltop Holdings Inc. and Oak Hill Capital Partners, sometimes referred to as the “investors,” both of which have extensive experience in the financial services sector. The Board of Directors believes that the financing described in this proxy statement will allow the company to meet the above stated goals.

Upon funding of the transaction, the company will contribute $80 million of the proceeds of the term loan to the bank unless otherwise agreed by each of the investors. The remaining $20 million will be held in reserve at the holding company level and will be deployed in the future for capital needs at the bank or, subject to the consent of the lenders under the Credit Agreement, for other corporate purposes.

As described in more detail below, we are asking our stockholders to approve the issuance of warrants and shares of common stock issuable upon exercise of the warrants for up to 17,391,304 shares of our common stock at an exercise price of $5.75 per share (subject to anti-dilution adjustments), with such investments representing an approximate 34% equity interest in our company in the aggregate, assuming both warrants are exercised in full. This approval is required by Section 312.03(c) of the NYSE Listed Company Manual.

New York Stock Exchange Requirement

Because the company’s common stock is listed on the NYSE, we are subject to NYSE rules and regulations. The NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if:

(1) such securities have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before such issuance; or

(2) the number of shares of common stock, or securities convertible into common stock, to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance.

Pursuant to the terms of the Funding Agreement, and upon satisfaction of the conditions precedent set forth in the Funding Agreement, including receipt of all necessary stockholder approvals, we have agreed to issue a warrant to each investor. Upon issuance, each warrant will be immediately exercisable for 8,695,652 shares of common stock at an exercise price of $5.75 per share, subject to anti-dilution adjustments. The common stock into which each of the warrants is convertible is equivalent to approximately 17% (subject to adjustments as described under “Description of the Warrants” below) of the outstanding common stock of the company per warrant (assuming each investor exercises its warrant), including the shares issuable upon exercise of the warrants. Under certain circumstances, the warrants may be exercised for non-voting perpetual participating preferred stock which will be, under certain circumstances, convertible into common stock.

We are seeking your affirmative vote for approval of the issuance of the warrants and the securities issuable upon exercise of the warrants.

Regulatory Approvals

The completion of the transactions contemplated by the Funding Agreement is conditioned upon each of the investors having received written confirmation or nonobjection satisfactory to the investors, from the Office of Thrift Supervision and if that approval comes after July 21, 2011 from the Board of Governors of the Federal Reserve System, to the effect that neither the investors nor any of their respective affiliates shall be deemed to “control” the company or its subsidiaries for purposes of the Savings and Loan Holding Company Act, as amended and the applicable regulations and interpretations of the regulatory authorities responsible for implementing such statutes by reason of the completion of the transactions contemplated by the Funding Agreement, including the exercise of the warrants. In addition, the completion of the transactions contemplated by the Funding Agreement is conditioned upon written approval or nonobjection satisfactory to each investor under the Change in Bank Control Act of 1978, if the investors believe in good faith that they are required to file a notice with the Office of Thrift Supervision or, if applicable, the Board of Governors of the Federal Reserve System, under such statute. The company is required under the Funding Agreement to assist the investors in making a rebuttal of control submission under the Savings and Loan Holding Company Act to the Office of Thrift Supervision or Board of Governors of the Federal Reserve System by April 19, 2011. The investors are not required to complete the transaction if the Office of Thrift Supervision or the Board of Governors of the Federal Reserve System, whether in connection with the foregoing determinations or otherwise, imposes any condition or takes any action which would result in either investor being deemed to control the company under the Savings and Loan Holding Company Act or its implementing regulations or other applicable law or regulation, or that would materially adversely affect, in an investor’s good faith judgment, the economic or other benefits expected of the transactions contemplated by the Funding Agreement to either investor.

The completion of the transactions contemplated by the Funding Agreement is not subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act. However, the exercise of the warrants by either investor may be subject to the HSR Act, and the company has agreed to cooperate with each investor in connection with filing any notifications and report forms, complying with any requests for additional information or documentary material, and securing the expiration or termination of any waiting periods applicable under the HSR Act.

Recommendation of the Board of Directors

The Board of Directors approved the transactions with one abstention by a director who has an unrelated business relationship with principals of Oak Hill Capital. The reasons the Board of Directors concluded that the transactions with Hilltop and Oak Hill Capital is in the best interests of the company and its stockholders include the following:

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The Board of Directors concluded that the company and the bank would require a capital infusion to enable the bank to address asset quality issues and dispose of troubled assets in an efficient manner;

—	The Board of Directors concluded that the transaction would provide growth opportunities for the broker-dealer;

—	The Board of Directors determined that the addition of Messrs. Ford and Crandall to the Board of Directors would provide valuable new insight and leadership to the company;

—	The Board of Directors believed that the transaction offered an excellent opportunity for all stockholders to participate in the Company’s upside potential; and

—

Based on a written opinion from Sandler O’Neill, the Board of Directors determined that the transaction provided a reasonable means, from a financial point of view, to meet the capital requirement of the company and is fair to the company from a financial point of view.

The Board of Directors unanimously recommends that stockholders vote “FOR” the proposed issuance of the warrants and the securities issuable upon the exercise of the warrants.

About Hilltop Holdings Inc.

Hilltop Holdings Inc. is a public holding company that is pursuing transactions. At December 31, 2010, it had approximately $600 million aggregate available cash and cash equivalents that may be used for this purpose. Its Chairman, Gerald J. Ford, is one of the nation’s most accomplished financial services executives. Mr. Ford served as the Chairman and Chief Executive Officer of Golden State Bancorp, Inc. until its sale to Citigroup in 2002 for $5.8 billion. At the time of its sale, Golden State Bancorp, Inc. was the third largest thrift in the United States with approximately $54 billion in assets and 355 branches.

Hilltop also owns NLASCO, Inc., a company that specializes in providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the south, southeastern and southwestern United States. NLASCO operates through its wholly-owned subsidiaries, National Lloyds Insurance Company and American Summit Insurance Company.

About Oak Hill Capital Partners

Oak Hill Capital Partners is a private equity firm with more than $8.2 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Robert M. Bass is the lead investor. Over a period of more than 24 years, the professionals at Oak Hill Capital and its predecessors have invested in more than 60 significant private equity transactions. Oak Hill Capital is one of several Oak Hill partnerships, each of which has a dedicated and independent management team. These Oak Hill partnerships comprise over $30 billion of investment capital across multiple asset classes.

Description of the Transaction

On March 20, 2011, the company entered into a Funding Agreement with each of the investors. Pursuant to the Funding Agreement, and once all necessary regulatory and stockholder approvals are obtained, the company will enter into a five year unsecured Credit Agreement with the investors. Under the Credit Agreement, the investors will loan the company $100 million in the aggregate, $80 million of which will be contributed to the company’s banking subsidiary unless otherwise agreed by each of the investors, and the remainder will be held in reserve at the holding company level and will be deployed in the future for capital needs at the bank or, subject to the consent of the lenders under the Credit Agreement, for other corporate purposes. While the company is awaiting stockholder and regulatory approval, the company has agreed to limit certain of its activities, including its right to solicit alternative proposals from third parties. Upon signing the Funding Agreement, the company paid the investors a $1,000,000 fee as a reimbursement for a portion of the investors’ due diligence costs and other expenses. If the company and the investors are unable to complete the transactions contemplated in the Funding Agreement, the company may have to pay the investors certain termination fees. If the investors terminate the Funding Agreement because the Board of Directors changes its recommendation, the company must pay the investors a termination fee of $3,500,000. In addition, under some circumstances, the company must pay the investors the $3,500,000 termination fee (less certain other reimbursement amounts) if the Funding Agreement is terminated and the company enters into an agreement with respect to or completes a similar transaction with a third party within one year of the termination of the Funding Agreement. The company also has an obligation to indemnify the investors for certain losses under the Funding Agreement.

The company will pay interest on the term loans at 8% per year and will be able to prepay a portion of the loans in the event an investor exercises some or all of its warrant. In addition, after three years and subject to certain conditions, the company will be able to prepay the loans, but will also have to pay a premium on the amount prepaid. For so long as the term loans issued under the Credit Agreement are outstanding, the company has agreed to maintain certain covenants and abide by certain restrictions on its activities.

In connection with the Funding Agreement and the loan made by the investors under the Credit Agreement, once stockholder and regulatory approvals are obtained, the company will issue warrants to each investor allowing such investor to purchase up to 8,695,652 shares of common stock of the company at an exercise price of $5.75 per share (subject to anti-dilution adjustments), representing approximately 17% of the common stock of the company (assuming each of the investors exercises its warrant). The warrants are exercisable for five years, but will expire to the extent that the company makes prepayments on the loans and the investors do not exercise a corresponding portion of the warrants within 30 days, subject to extension to 120 days if necessary to obtain applicable regulatory approvals. The exercisability is further limited in that neither the investors nor any permitted transferee may exercise a warrant if the common stock issued to the holder upon exercise would cause the holder to reach an ownership threshold that would be deemed to control the company under applicable regulations. In such circumstances, the investors will have the right to receive shares of a new series of Series A Non-Voting Perpetual Participating Preferred Stock, sometimes referred to as “Series A Preferred Stock,” in lieu of a portion of the common stock that such investor otherwise would have received. Shares of Series A Preferred Stock are not convertible at the option of an investor into shares of common stock, but are convertible by a non-affiliate of an investor that acquires the Series A Preferred Stock in a widely distributed offering. The conversion ratio for any such conversion is 1,000 shares of common stock to each share of Series A Preferred Stock.

The warrants contain anti-dilution adjustments that protect the investors from certain actions that would have a dilutive effect on the investors. In addition, the investors can freely transfer their warrants to their affiliates without the consent of the company but must receive the company’s consent before transferring or assigning the warrants to third parties.

The company also will enter into an Investor Rights Agreement with each of the investors to provide the investors with certain rights with respect to the common stock that may be issued upon the exercise of the warrants or upon the conversion of the Series A Preferred Stock if a holder exercises the warrants for shares of Series A Preferred Stock instead of common stock. Pursuant to the Investor Rights Agreement, each investor will be granted the right to nominate one representative to the company’s Board of Directors for so long as that investor continues to own 9.9% of the company’s outstanding common stock, assuming conversion of such investor’s warrant. In addition, each investor will be granted the right to appoint an observer to attend all meetings of the Board of Directors for so long as that investor continues to own 4.9% of the company’s outstanding common stock, assuming conversion of such investor’s warrant. The investors will also be granted certain preemptive rights and registration rights, provided however that certain of the investors’ registration rights will be limited in that the company will only be required to grant a total of two “demand” registrations to each investor and will not be required to complete more than one registration in a given year. The investors will be able to transfer the Investor Rights Agreement to their affiliates, and can also transfer their registration rights to any proper transferee of the warrants or common stock issued upon exercise of the warrants.

Description of the Funding Agreement

As described above, we entered into the Funding Agreement with each of the investors to provide the framework by which, once stockholder approval and all necessary regulatory consents are obtained, each investor will be issued a warrant exercisable for shares of our common stock at an exercise price of $5.75 per share and/or, in certain circumstances described more fully below, the company’s Series A Preferred Stock. The following is a summary of material terms of the Funding Agreement, a copy of which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on March 21, 2011, and is incorporated by reference into this proxy statement. Stockholders are urged to read the Funding Agreement in its entirety. While the company believes this summary covers the material terms and provisions of the Funding Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the complete Funding Agreement.

On March 20, 2011, the company entered into the Funding Agreement with Hilltop Holdings Inc. and Oak Hill Capital Partners and announced such action on March 21, 2011. Oak Hill Capital will invest through two of its related funds, but both of the Oak Hill funds together will be considered for all purposes to be only one investor. Once all necessary regulatory and stockholder approvals are obtained, the company will execute and deliver other transaction documents with each of the investors, including a five year unsecured Credit Agreement, a warrant with each of the investors, and an Investor Rights Agreement, substantially final forms of which were attached to the Funding Agreement and are summarized elsewhere in this proxy statement, and the investors will fund the term loan contemplated by the Credit Agreement (referred to as the “funding”).

Conditions Precedent

The respective obligations of the company and the investors to consummate the funding are subject to the fulfillment of the following conditions:

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there shall be no provision of any applicable law or regulation and no judgment, injunction, order or decree of any governmental entity prohibiting the funding or restricting the investors from owning, voting, or converting or exercising the warrants in accordance with their terms or owning any of the common stock or preferred stock of the company;

—	the approval of the company’s stockholders of the issuance of the warrants and the securities issuable upon exercise of the warrants shall have been obtained;

—	all required governmental consents and approvals shall have been obtained and shall be in full force and effect;

—

the investors shall have received written confirmation or nonobjection satisfactory to the investors, from both the Office of Thrift Supervision and the Board of Governors of the Federal Reserve System to the effect that neither the investors nor any of their respective affiliates shall be deemed to “control” the company or any of its subsidiaries for purposes of the Home Owners’ Loan Act, as amended, and the applicable regulations and interpretations thereunder; and

—

if required, a notice shall have been filed with the Office of Thrift Supervision, or the Federal Reserve if applicable, pursuant to the Change in Bank Control Act of 1978, and the investors shall have received written approval or nonobjection satisfactory to the investors of such notice.

The obligation of each investor to consummate the funding is also subject to the fulfillment or written waiver at or prior to the funding of each of the following conditions:

—	certain representations and warranties of the company shall be true and correct in all respects on and as of the date made and on and as of the funding;

—	the company shall have performed in all material respects all obligations required to be performed by it at or prior to the funding;

—	the investors shall have received an officer’s compliance certificate of the company certifying that certain conditions set forth in the Funding Agreement have been satisfied;

—	there shall not have been any circumstance, effect, event or change that would reasonably be expected to result in a material adverse effect on the company;

—	the common stock for which the warrants may be exercised shall have been authorized for listing on the New York Stock Exchange;

—	the company’s banking subsidiary shall meet a certain threshold for deposits in customer accounts;

—

the company shall be in material compliance with all aspects of the Order to Cease and Desist dated February 4, 2011 and issued by the Office of Thrift Supervision, acting by and through its Regional Director for the Western Region;

—

there shall not have been any governmental action taken which results in either investor being deemed to control the company under applicable law or regulation or which materially adversely affects, in the investor’s good faith judgment, the economic or other benefits expected by the investors from the transactions;

—

following the date of this Agreement, none of the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation shall have notified the company, its banking subsidiary or either investor that they will impose any requirements that would reasonably be expected, in such investor’s good faith judgment, to materially impair any economic benefits to such investor or materially affect the company’s or its bank’s business going forward in any material respect;

—	each investor’s board representative shall have been appointed to the Board of Directors in accordance with the Investor Rights Agreement;

—	the conditions precedent set forth in the Credit Agreement shall have been satisfied;

—	the simultaneous funding by the other investor;

—

the administrative agent and the lenders party to the Credit Agreement shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” rules and the USA PATRIOT Act at least two business days prior to the funding date;

—	the warrants shall have been or are simultaneously issued in the amounts and to the warrant holders described in the warrant; and

—	the Investor Rights Agreement, Credit Agreement and warrants shall have been executed and delivered by all parties thereto and shall have become effective.

In addition, the obligation of the company to consummate the funding is subject to certain of the representations and warranties of the investors being true and correct and the company receiving an officer certificate from each investor certifying that certain conditions have been met.

Representations and Warranties

In the Funding Agreement, the company makes representations and warranties to the investors regarding, among other things, the company and its subsidiaries, capitalization, financial condition, compliance with United States securities and other laws, business and properties, taxes, contractual matters, transactions with related parties, litigation matters, labor practices, employee benefit plans, risk management practices, environmental compliance, intellectual property, regulatory matters including for regulated broker-dealer subsidiaries, and the company’s or it subsidiaries’ loan portfolios. Likewise, each investor makes representations and warranties to the company regarding, among other things, the investor’s organization and authority, authorization to enter the transactions, and status as an accredited investor or qualified institutional buyer.

Restrictions on Interim Operations

The company has agreed to abide by certain covenants from the time of entry into the Funding Agreement until the earlier of its termination or the funding. Such covenants provide that the company, among other things, shall not:

—	amend the certificate of incorporation or bylaws of the company or any subsidiary;

—	with certain exceptions including overnight borrowing in the ordinary course of business, incur or guarantee indebtedness;

—

repurchase, redeem or otherwise acquire or exchange shares of capital stock of the company or any subsidiary or, with certain exceptions including repurchases made in connection with any benefit plan and a quarterly cash dividend not to exceed $0.01 per share, make any other distribution in respect of the Company’s capital stock;

—	with certain exceptions, issue any shares of capital stock of the company or any subsidiary;

—	with certain exceptions, adjust, split, combine, or reclassify any capital stock of the company or any subsidiary or permitting any encumbrance on the same;

—	purchase securities or make material investments other than in the ordinary course of business consistent with past practice;

—

with certain exceptions including merit-based salary increases for employees other than officers in the ordinary course of business consistent with past practice, increase compensation or benefits to employees or officers (other than merit based increases for employees other than officers), pay severance or bonus payments, enter or amend any severance agreements, increase any compensation to the Board of Directors of the company or its subsidiaries, waive stock repurchase rights, or amend or reprice any stock options or equity rights granted under any employee benefit plans;

—	enter or amend any employment agreements where the company or its subsidiary does not have the right to terminate without liability;

—	with certain exceptions, adopt, change or terminate any employee benefit plan;

—	change accounting systems or methods;

—	make or change any material tax election or enter any agreements related to tax matters;

—	commence or settle any litigation other than in the ordinary course of business involving liability to the company or its subsidiaries in excess of $500,000;

—	enter any new line of business or change certain business practices with respect to its current business;

—	make capital expenditures, except for certain permitted expenditures;

—

without previously consulting with and notifying the investors, and except for loans approved by the bank prior to the date of the Funding Agreement, make or modify any loan or credit exposure in excess of $1,000,000; and

—	fail to comply with the Order to Cease and Desist dated February 4, 2011 and issued by the Office of Thrift Supervision, acting by and through its Regional Director for the Western Region.

No Solicitation

Prior to the earlier of the funding or the date on which the Funding Agreement is terminated, the company and its subsidiaries cannot, and cannot permit their respective officers, directors, employees, advisors, agents and representatives to (i) solicit, initiate, encourage or facilitate any Alternative Transaction Proposals (as defined in the Funding Agreement), (ii) provide any non-public information or data relating to the company or any of its subsidiaries in connection with an Alternative Transaction Proposal, (iii) engage in any discussions or negotiations concerning an Alternative Transaction Proposal, (iv) publicly or privately approve, recommend, agree to or accept any Alternative Transaction Proposal, or otherwise encourage or facilitate any effort or attempt to make an Alternative Transaction Proposal, or (v) approve, endorse, recommend or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal; provided, however, that in the event that, prior to the receipt of the approval of the company’s stockholders pursuant to the special meeting and this proxy statement, the company receives an unsolicited, bona fide written Alternative Transaction Proposal that did not result from the company violating its non-solicitation obligations and that the company determines, after consulting with its outside counsel and financial advisor, is reasonably expected to lead to a Superior Proposal (as defined in the Funding Agreement), it may, prior to the receipt of stockholder approval, engage in discussions or negotiations with, and furnish nonpublic information to, the person or group of persons making such bona fide written Alternative Transaction Proposal, but only if and to the extent that the Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Notwithstanding the Board of Directors changing its recommendation, under the Funding Agreement the Company is required to submit Proposal No. 1 to the stockholders of the company at the special meeting contemplated by this proxy statement. In addition to the foregoing, the company may not submit any Alternative Transaction Proposal to the vote of its stockholders at the special meeting.

Indemnification

Under the Funding Agreement, the company is required to indemnify and hold harmless each investor and its affiliates from and against any and all actions, damages, and expenses arising out of or resulting from any inaccuracy in or breach of the company’s representations or warranties in the Funding Agreement and agreements contemplated thereby, any breach by the company of its covenants or other agreements in the Funding Agreement and agreements contemplated thereby, or any losses arising out of or resulting from any legal, administrative or other proceedings arising out of or related to the transactions contemplated by the Funding Agreement and related transaction documents.

Termination

The Funding Agreement may be terminated (a) by mutual agreement of the company and the investors, (b) by either party, (i) in the event that the funding does not occur within six months (extendable by the investors to nine months if necessary to obtain regulatory approval) or (ii) the funding is enjoined by action of any governmental entity, (c) by the company, if the investors breach any representation, warranty or covenant which causes certain conditions to closing not to be satisfied and such breach is not cured within 20 business days, or (d) by the investors, (i) if the Board of Directors changes its recommendation with respect to the proposals outlined in this proxy statement or publicly approves or recommends any Alternative Transaction Proposal, (ii) if stockholder approval is not obtained, (iii) if the investor receives written notice or is advised by the OTS or Federal Reserve that such entity will not grant any written confirmation that is required as a condition to closing, (iv) if the company breaches any representation, warranty or covenant which breach would cause certain conditions to closing not to be satisfied and such breach is not cured within 20 business days, or (v) if certain conditions to closing are not capable of being satisfied within six months.

Fees and Expenses

Upon entering into the Funding Agreement, the company paid to the investors $1,000,000 as a reimbursement for certain due diligence expenses and legal fees. If the Funding Agreement is terminated due to the Board of Directors changing its recommendation or publicly approving or recommending any Alternative Transaction Proposal, the company will be required to pay the investors a termination fee of $3,500,000 no later than three business days after such termination. If (a) the Funding Agreement is terminated by either party because the funding does not occur within six months (extendable by the investors to nine months if necessary to obtain regulatory approval) or by the investors because stockholder approval is not obtained or because the company breaches a representation, warranty or covenant and such breach would cause certain conditions to closing to not be met, (b) prior to such termination an Alternative Transaction Proposal shall have been made to the company or made public, and (c) within twelve months of the termination the company enters into an agreement with respect to or completes an Alternative Transaction Proposal, then the company will be required to pay the investors the termination fee less the $250,000 expense reimbursement described below if already paid. With certain exceptions, if the Funding Agreement is terminated by the investors because stockholder approval is not obtained, because the company breached any representation, warranty or covenant and such breach causes certain conditions to closing to not be satisfied, or because any conditions to closing are not capable of being satisfied within six months, then the company will be required to pay the investors an additional reimbursement amount of $250,000.

Description of the Credit Agreement

Pursuant to the Funding Agreement, and upon obtaining stockholder approval and all necessary regulatory consents, we will enter into the Credit Agreement with each of the investors pursuant to which the investors shall make a term loan to the company. The following is a summary of material terms of the Credit Agreement, a copy of which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on March 21, 2011, and is incorporated by reference into this proxy statement. Stockholders are urged to read the Credit Agreement in its entirety. While the company believes this summary covers the material terms and provisions of the Credit Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the complete Credit Agreement.

General; Prepayment

Under the terms of the Credit Agreement, the company will borrow $100 million under an unsecured term loan from the investors. The company will pay interest at a rate of 8% per annum. The term loan matures in five years, but can be prepaid (i) at any time without penalty, to the extent that any investor or its affiliate that is a warrantholder elects to exercise any warrant that it holds, in which case the aggregate principal amount of the applicable term loan relating to such warrant shall be reduced in an amount equal to the amount of the proceeds of such exercise that the company would have received if such exercise had been paid in cash rather than through a reduction in the amount of the term loan, and (ii) after the third anniversary of the Credit Agreement, if the closing price of the company’s common stock exceeds 150% of the exercise price for a specified time period prior to prepayment, in an aggregate principal amount of at least $10 million, at a prepayment price equal to 100% of the principal amount of the loans prepaid, plus accrued and unpaid interest thereon through the applicable prepayment date, plus a prepayment premium equal to the present value at the applicable prepayment date of all required interest payments due on the prepaid loans through the maturity date, computed using a discount rate equal to the interest rate of the then-prevailing treasury note with maturity closest to the maturity date plus 50 basis points. The term loans are guaranteed by the company’s subsidiaries, except for certain foreign subsidiaries and certain banking and broker-dealer subsidiaries.

Restrictive Covenants

The Credit Agreement contains various restrictive covenants relating to the company and its subsidiaries, including:

—

the company must maintain “Tangible Net Worth” above the sum of (i) $275 million and (ii) 20% of cumulative consolidated net income (as defined in the Credit Agreement) for each fiscal quarter of the company (beginning with the fiscal quarter ending June 30, 2011) for which consolidated net income is positive; Tangible Net Worth is defined in the Credit Agreement as the total assets of the company, minus its total liabilities, minus the net book amount of its intangible assets, each as would be reported on a balance sheet prepared in accordance with generally accepted accounting principles;

—	the company must maintain cash and cash equivalents for itself and its broker-dealer subsidiaries of at least $4,000,000;

—	the company must cause Southwest Securities, Inc., its broker-dealer subsidiary, to maintain excess net capital of at least $100 million;

—

the company must comply with the Cease and Desist, and at any time when the Cease and Desist is not in effect, the company must not permit certain financial ratios of its banking subsidiary to be less than the higher of (a) the ratios required in order for such banking subsidiary to be “Well Capitalized” (as defined under applicable law) and (b) those required by federal law or regulation or any form of action or directive by a federal agency that supervises such banking subsidiary;

—	with certain exceptions including overnight borrowing in the ordinary course of business consistent with past practice, the company and its subsidiaries cannot incur additional indebtedness;

—	with certain exceptions including certain liens imposed by law arising in the ordinary course of business, the company and its subsidiaries cannot grant liens on their respective assets;

—

with certain exceptions, the company and its subsidiaries are prohibited from dissolving, merging or consolidating with another entity, or disposing of all or substantially all their respective assets or business;

—

the company and its subsidiaries are prohibited from selling their respective property or issuing shares of capital stock in any subsidiary other than in the ordinary course of business and in certain other agreed upon circumstances;

—

the company and its subsidiaries cannot pay dividends or redeem or purchase their own stock, except for dividends payable solely in common stock, cash dividends on the company’s common stock in a quarterly amount not to exceed $0.01 per outstanding share of common stock (subject to the absence of defaults and adjustments in certain circumstances) and other agreed exceptions;

—

the company and its subsidiaries cannot make capital expenditures (a) on information technology in excess of $5,000,000 per year and (b) otherwise in the ordinary course of business in excess of $3,000,000 per year;

—	the investments that the company and its subsidiaries can make and the company’s and its subsidiaries’ ability to transact business with affiliates are limited;

—	the company may not change its fiscal year or its method of determining fiscal quarters;

—

the company and its subsidiaries may not enter into new lines of business, except where reasonably related to existing lines of business or that are a reasonable extension, development or expansion thereof; and

—	with certain exceptions, the company and its subsidiaries must prevent the existence of certain encumbrances or restrictions on the company’s subsidiaries.

Events of Default

Under the Credit Agreement, an event of default shall occur if: (a) the company shall fail to pay any principal of any term loan when due or fail to pay any interest on any term loan within three business days after any such interest becomes due; (b) any representation or warranty made or deemed made by the company or any subsidiary proves to have been inaccurate in any material respect on or as of the date made; (c) the company or any subsidiary defaults in the observance or performance of certain covenants and agreements contained in the Credit Agreement; (d) the company or any subsidiary defaults in the observance or performance of any other covenant or agreement contained in the Credit Agreement or any related loan document and such default is unremedied for 30 days after notice to the company from the administrative agent of lenders under the Credit Agreement; (e) the company or any subsidiary defaults under its obligations under other indebtedness, provided that such a default shall not constitute an event of default under the Credit Agreement unless such indebtedness exceeds in the aggregate $2,000,000; (f) the company or any subsidiary commences (or has commenced against it) any action relating to bankruptcy, insolvency, reorganization or relief of debtors, or takes any action in furtherance of or indicates its consent, approval or acquiescence to such action, or generally does not or is unable to pay its debts as they become due; (g) certain changes, events or developments to any of the company’s benefit plans; (h) one or more judgments or decrees shall be entered against the company or any subsidiary involving in the aggregate a liability (not paid or to the extent not covered by insurance) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; (i) the guarantee set forth in the Credit Agreement shall cease to be in full force and effect or if the company or any subsidiary shall so assert; (j) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), except for the investors or their affiliates, shall become the beneficial owner, directly or indirectly, of more than 24.9% of the outstanding common stock of the company; or (k) certain other change of control events.

Description of the Warrants

Pursuant to the Funding Agreement, and upon obtaining stockholder approval and all necessary regulatory consents, we will issue to each investor a warrant to acquire common stock and, in some cases, the company’s Series A Preferred Stock. The following is a summary of the material terms and provisions of the warrants issued to the investors, a copy of which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on March 21, 2011, and is incorporated by reference into this proxy statement. Stockholders are urged to read the form of warrant in its entirety. While the company believes this summary covers the material terms and provisions of the warrants issued to the investors, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the complete warrants.

Number of Shares and Exercise Price

The warrants are exercisable to purchase an aggregate of 17,391,304 shares of common stock, subject to certain adjustments, representing approximately 34% of the outstanding equity interest in the company assuming exercise in full of each warrant. The exercise price for the warrants is $5.75 per share of common stock, subject to anti-dilution adjustments. The company intends to utilize its existing Registration Statement on Form S-3 to register the shares of common stock issuable upon exercise of the warrants.

Exercisability

The warrants are exercisable for shares of common stock by the investors or any permitted transferee, provided that in no event shall an investor or a permitted transferee receive shares of common stock upon the exercise of its warrant to the extent that ownership of such shares would cause the investor or permitted transferee to be deemed to “control” the company or any of its subsidiaries under applicable regulations. If any delivery of shares of common stock otherwise deliverable to the investor or permitted transferee pursuant to a valid exercise of its warrant is not made, in whole or in part, as a result of the restriction described in the previous sentence, the company will be obligated to satisfy a portion of the investor’s or permitted transferee’s exercise with shares of the company’s Series A Preferred Stock, which the Board of Directors will designate from the company’s authorized shares of preferred stock in connection with the transactions contemplated by Proposal No. 1.

The warrantholder may also exercise all or any part of its warrant for a number of shares of Series A Preferred Stock that will be convertible (in the hands of a non-affiliate of an investor that acquires such Series A Preferred Stock in a widely distributed offering) into the number of shares of common stock such warrantholder would otherwise be entitled to receive upon exercise of the warrant.

Expiration

The warrants are exercisable in whole or in part from time to time until the fifth anniversary of the issuance date.

In the event that the company makes a principal prepayment under the Credit Agreement, for a period of thirty (30) consecutive days following the receipt of the written principal prepayment notice from the company made in connection with such prepayment as required by the Credit Agreement, a warrantholder shall have the right to exercise all or a portion of its warrant and to apply all or a portion of such prepayment proceeds towards the aggregate exercise price. Subject to actual receipt by a warrantholder of the cash prepayment amount, on the first day following the expiration of the 30 day period (extendable to up to 120 days if necessary to comply with applicable regulatory laws), such warrantholder’s warrant will expire with respect to a number of shares equal to the excess (if any) of (i) that number of shares that such warrantholder would have received upon applying the entire principal prepayment amount received by such warrantholder towards the exercise of the warrant over (ii) that number of shares with respect to which such warrantholder exercised the warrant during the applicable period.

Voting Rights

Prior to the exercise of the warrants, no warrantholder, in its capacity as such, shall be entitled to any rights of a stockholder of the company by virtue of the warrant, including the right to vote or to consent with respect to any matter.

Transferability of Warrants

A warrantholder may transfer or assign its warrant (a) to any affiliate controlling, controlled by or under common control with such warrantholder, in whole or in part without the consent of the company or (b) to any non-affiliate, in whole or in part, provided that the company shall have approved such assignment to a non-affiliate, which approval will not be unreasonably withheld, conditioned or delayed.

Adjustment in the Exercise Price and Number of Shares

The exercise price and the number of shares issuable upon exercise of the warrants shall be subject to adjustment from time to time described below; provided, that no single event shall be subject to adjustment under more than one such provision to the extent it would result in duplicative adjustments; provided, further, that, any adjustment shall be made only to the extent that such adjustment would not cause or result in any warrantholder and its affiliates, collectively, being in violation of the ownership limit discussed above or any other applicable law, regulation or rule of any governmental authority or self-regulatory organization. Any adjustment prohibited by the foregoing shall, at the option of the warrantholder, either be postponed and implemented on the first date on which such implementation would not result in such a restriction or be effected through the right to exercise the warrant for shares of the Series A Preferred Stock.

Adjustments for Common Stock Issued at Less than Two Times the Exercise Price

If the company issues or sells, or agrees to issue or sell, any common stock or other securities that are convertible into or exchangeable or exercisable for common stock for consideration per share less than 200% of the exercise price, then the exercise price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying the exercise price in effect immediately prior to such issuance or sale by a fraction, (x) the numerator of which shall be (1) the number of shares of common stock outstanding immediately prior to such issuance or sale plus (2) the number of shares of common stock which the aggregate consideration received by the company for such additional shares of common stock so issued or sold would purchase at a price per share equal to two times the exercise price, and (y) the denominator of which shall be the number of shares of common stock outstanding immediately after such issuance or sale.

Adjustments for Stock Splits, Subdivisions, Reclassifications or Combinations

If the company shall (i) declare a dividend or make a distribution on its common stock in shares of common stock, (ii) subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or (iii) combine or reclassify the outstanding common stock into a smaller number of shares, the number of shares issuable upon exercise of the warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the warrantholder after such date shall be entitled to purchase the number of shares of common stock which such holder would have owned or been entitled to receive after such date had the warrant been exercised immediately prior to such date. In such event, the exercise price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of shares issuable upon the exercise of the warrant before such adjustment and (2) the exercise price in effect immediately prior to the record or effective date, as the case may be, for such dividend, distribution, subdivision, combination or reclassification giving rise to the adjustment by (y) the new number of shares issuable upon exercise of the warrant determined pursuant to the immediately preceding sentence.

Adjustments for Other Distributions

If the company shall fix a record date for the making of a distribution to all holders of shares of its common stock (i) of shares of any class other than its common stock, (ii) of evidence of indebtedness of the company or any subsidiary, (iii) of assets or cash (other than ordinary cash dividends out of surplus or net profits, and dividends or distributions described in the preceding paragraph), or (iv) of rights or warrants (other than in connection with the adoption of a shareholder rights plan), in each such case, the exercise price in effect prior thereto shall be reduced immediately thereafter to the price determined by dividing (x) an amount equal to the difference resulting from (1) the number of shares of common stock outstanding on such record date multiplied by the exercise price per share on such record date, less (2) the cash or fair market value (as determined by the Board of Directors in good faith) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (y) the number of shares of common stock outstanding on such record date.

In addition, the number of shares of common stock issuable upon the exercise of the warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of shares issuable upon the exercise of the warrant before such adjustment, and (2) the exercise price in effect immediately prior to the issuance giving rise to the adjustment by (y) the new exercise price determined as set forth in the prior paragraph. In the event that such distribution is not so made, the exercise price and the number of shares issuable upon exercise of the warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, cash, rights or warrants, as the case may be, to the exercise price that would then be in effect and the number of shares that would then be issuable upon exercise of the warrant if such record date had not been fixed.

Adjustments for Certain Repurchases of Common Stock

If the company effects a purchase of common stock pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act or pursuant to any other offer available to substantially all holders of common stock for cash, shares of capital stock, other securities of the company or indebtedness of the company (referred to as a “pro rata repurchase”), then the exercise price shall be reduced to the price determined by multiplying the exercise price in effect immediately prior to the effective date of such pro rata repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of common stock outstanding immediately before such pro rata repurchase and (y) the closing sale price of the common stock on the NYSE on such day, or “market price,” of a share of common stock on the trading day immediately preceding the first public announcement by the company or any of its affiliates of the intent to effect such pro rata repurchase, minus (ii) the aggregate purchase price of the pro rata repurchase, and of which the denominator shall be the product of (i) the number of shares of common stock outstanding immediately prior to such pro rata repurchase minus the number of shares of common stock so repurchased and (ii) the market price per share of common stock on the trading day immediately preceding the first public announcement of such pro rata repurchase.

In additions, the number of shares of common stock issuable upon the exercise of the warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of shares issuable upon the exercise of the warrant before such adjustment, and (2) the exercise price in effect immediately prior to the pro rata repurchase giving rise to this adjustment by (y) the new exercise price determined as set forth in the prior paragraph.

Adjustments for Business Combinations

If the company effects any merger, consolidation, reorganization, share exchange or other similar transaction or a reclassification of common stock (other than a reclassification of common stock described above), any shares issued or issuable upon exercise of the warrant after the date of such transaction or reclassification shall be exchangeable for the number of shares of stock or other securities or property (including cash) to which the common stock issuable (at the time of such transaction or reclassification) upon exercise of the warrant immediately prior to the consummation of such transaction or reclassification would have been entitled upon consummation of such transaction or reclassification. In determining the kind and amount of stock, securities or the property receivable upon consummation of such transaction, if the holders of common stock have the right to elect the kind or amount of consideration receivable upon consummation of such transaction, then the warrantholder shall have the right to make a similar election upon exercise of the warrant with respect to the number of shares of stock or other securities or property which the warrantholder will receive upon exercise of the warrant.

Description of the Non-Voting Perpetual Participating Preferred Stock, Series A

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Non-Voting Perpetual Participating Preferred Stock, Series A, as contained in the Certificate of Designations of the company, which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on March 21, 2011, and which we incorporate by reference into this proxy statement. Stockholders are urged to read the Certificate of Designations relating to the Non-Voting Perpetual Participating Preferred Stock, Series A in its entirety. While the company believes this summary covers the material terms and provisions of the Certificate of Designations, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the complete Certificate of Designations.

Upon obtaining stockholder approval of the issuance of the warrant and the shares issuable on exercise thereof as described in Proposal No. 1, the Board of Directors will adopt a resolution creating the Non-Voting Perpetual Participating Preferred Stock, Series A, par value $1.00 per share (sometimes referred to as the “Series A Preferred Stock”).

The primary reason for establishing the Series A Preferred Stock is to allow the company to fully satisfy an investor’s or permitted transferee’s exercise of its warrant if the application of regulatory ownership limits prevents the issuance of the full number of shares of common stock issuable upon the exercise of the warrant. In such case, if any delivery of shares of common stock otherwise deliverable to an investor or permitted transferee pursuant to a valid exercise of its warrant cannot be made as a result of a regulatory ownership limit, the company will be obligated to satisfy a portion of the investor’s or permitted transferee’s exercise with shares of the Series A Preferred Stock. In addition, the warrantholder may exercise all or any part of its warrant for a number of shares of Series A Preferred Stock convertible into the number of shares of common stock it would otherwise be entitled to receive upon exercise of the warrant; provided, however, that a warrantholder may not convert such Series A Preferred Stock if the common stock issued to the holder upon conversion would cause the warrantholder to reach an ownership threshold that would be deemed to control the company under applicable regulations. Such restriction shall not apply to a non-affiliate of an investor that acquired such Series A Preferred Stock in a widely distributed offering.

Number; Ranking

The number of authorized shares of Series A Preferred Stock shall number 20,000 (subject to anti-dilution adjustments). The Series A Preferred Stock will rank on a parity with the common stock and each other class or series of equity securities unless the terms of another class or series of equity securities explicitly provide that such class will rank senior or junior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up, and dissolution of the company.

Dividends

Holders of shares of the Series A Preferred Stock will be entitled to participate equally and ratably with the holders of common stock in all dividends and distributions paid, provided that if dividends consisting of additional shares of common stock are declared, holders of Series A Preferred Stock shall be paid in additional shares of Series A Preferred Stock.

Liquidation Preference

If the company liquidates, dissolves or winds up, the holders of Series A Preferred Stock at that time shall be entitled to receive liquidating distributions in the amount per share of Series A Preferred Stock equal to the amount of the liquidating distributions such holders would have received had such holders, immediately prior to such liquidating, dissolution or winding-up, converted their shares of Series A Preferred Stock into shares of common stock, plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the company’s stockholders, before any distribution of assets is made to the holders of any junior securities.

Redemption

The shares of the Series A Preferred Stock are not redeemable.

Voting

Except as from time to time required by applicable law and with respect to amendments to the organizational documents of the company or Certificate of Designations of the Series A Preferred Stock that would adversely affect the Series A Preferred Stock, the Series A Preferred Stock shall have no voting rights.

Conversion

Effective as of the close of business on the date on which a holder of Series A Preferred Stock transfers any shares of Series A Preferred Stock to a non-affiliate in a Widely Dispersed Offering (as defined below), each of the holder’s shares of Series A Preferred Stock will automatically convert into shares of common stock at a conversion ratio of 1,000 shares of common stock for each share of Series A Preferred Stock. A “Widely Dispersed Offering” includes (i) a widespread public distribution; (ii) a transfer in which no transferee or group of associated transferees would receive more than 2% of any class of voting securities of the company; or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities of the company without any transfer from either of the investors.

Reorganization Event

In the event of any consolidation or merger of the company, or any sale, transfer, lease or conveyance to another person of all or substantially all of the property and assets of the company, or any reclassification of the common stock into securities including securities other than common stock, or any statutory exchange of the outstanding shares of common stock for securities of another person (any such event, referred to as a “reorganization event”), each share of Series A Preferred Stock outstanding shall remain outstanding but shall become convertible into the amount and type of securities, cash and other property receivable in such reorganization event by the holder (excluding the counterparty to the reorganization event or its affiliate) per share of Series A Preferred Stock equal to the number of shares of common stock into which one share of Series A Preferred Stock would then be convertible. If the reorganization event involves common stock as all or part of the consideration, the fair market value of such stock will be determined by reference to the average of the closing prices of the common stock for the ten trading day period ending immediately prior to the consummation of the reorganization event.

If the holders of shares of common stock have the opportunity to elect the form of consideration to be received in connection with a reorganization event, then the holders of Series A Preferred Stock will receive the type and amount of consideration received by the majority of the holders of shares of common stock that affirmatively make an election.

The company shall not enter into any agreement for a transaction constituting a reorganization event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the consideration that the holder thereof would receive in respect of such Series A Preferred Stock if it had been converted to common stock immediately prior to the reorganization event.

Anti-Dilution Adjustments

The conversion ratio of the Series A Preferred Stock is also subject to customary anti-dilution adjustments, which will be made (subject to certain exceptions) in the event that the company:

—	pays dividends or other distributions on the common stock in shares of common stock;

—	subdivides, splits or combines the shares of common stock;

—

subject to certain exceptions and limitations, issues to holders of its common stock rights or warrants entitling them to purchase common stock at less than the then current market price (as defined in the Certificate of Designations for the Series A Preferred Stock);

—

distributes to holders of its common stock evidence of indebtedness, shares of capital stock, securities, cash or other assets (other than stock dividends, certain stock purchase rights and certain other transactions);

—

makes a cash distribution to holders of common stock, other than (1) cash dividends to the extent a corresponding dividend is paid on the corresponding series of preferred stock, (2) cash distributed in a reorganization event or spin-off, (3) any dividend or distribution in connection with the company’s liquidation, dissolution or winding-up, and (4) in connection with a tender or exchange offer by the company or any of its subsidiaries;

—

completes a tender or exchange offer for the common stock where the consideration exceeds the closing price (as defined in the certificate of designations for the Series A Preferred Stock) per share of the common stock on the trading day immediately succeeding the expiration of the tender or exchange offer; and

—

to the extent the company has a rights plan in effect with respect to the common stock on the date of conversion, and subject to certain exceptions and limitations, upon conversion of any shares of the Series A Preferred Stock, holders will receive, in addition to the shares of common stock, the rights under the rights plan.

Description of the Investor Rights Agreement

Pursuant to the Funding Agreement, and upon obtaining stockholder approval and all necessary regulatory consents, we will enter into the Investor Rights Agreement with each of the investors pursuant to which the investors shall be granted certain rights and privileges. The following is a summary of material terms of the Investor Rights Agreement, a copy of which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on March 21, 2011, and is incorporated by reference into this proxy statement. Stockholders are urged to read the Investor Rights Agreement in its entirety. While the company believes this summary covers the material terms and provisions of the Investor Rights Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the complete Investor Rights Agreement.

Board Representation

Each investor is entitled to have one representative serve as a director on our Board of Directors subject to such investor maintaining a 9.9% equity interest in the company (counting for such purposes in the numerator and denominator all shares of common stock into which or for which shares of any Series A Preferred Stock or the warrant owned by such investor are directly or indirectly convertible or exercisable, but excluding from the denominator any securities convertible or exchangeable into common stock other than those held by the other investor, and also excluding as shares owned and outstanding shares of common stock issued by the company after the funding date). In connection with the transactions contemplated by the Funding Agreement, Hilltop Holdings Inc. intends for Mr. Gerald J. Ford to join the Board of Directors and Oak Hill Capital Partners intends for Mr. J. Taylor Crandall to join the Board of Directors. Upon the consummation of the transactions contemplated by the Funding Agreement, the company’s Board of Directors will appoint Mr. Ford and Mr. Crandall to the Board of Directors.

So long as an investor holds at least 9.9% of all outstanding shares of our common stock (as calculated above), the company will be required to nominate, recommend to its stockholders the election of, and use its best efforts to cause the election to the company’s Board of Directors of, such investor’s board representative at the company’s annual meeting. Each investor is also entitled to designate one observer subject to applicable legal requirements for so long as such investor owns at least 4.9% of all outstanding shares of our common stock (with such percentage calculated in the same manner as the 9.9% percentage described above). The observer is entitled to attend meetings of the Board of Directors in a nonvoting, nonparticipating observer-only capacity, except to the extent the Board of Directors or any committee thereof shall seek communication with counsel subject to the attorney-client privilege.

The board representatives shall receive the same compensation, indemnification, insurance, advancement of expenses and other similar compensatory rights in connection with his or her role as a director as the other non-employee members of the Board of Directors, and the board representatives and observers, as the case may be, shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof, to the same extent as the other non-employee members of the Board of Directors.

Preemptive Rights

The Investor Rights Agreement provides the investors with preemptive rights, applicable as to each investor for so long as such investor owns securities of the company representing 9.9% of all outstanding shares of our common stock (as calculated above), to enable it to maintain its proportionate ownership of our common stock. At any time that an investor meets this ownership threshold and the company makes any public or nonpublic offering or sale of any equity (including common stock, preferred stock or restricted stock, but excluding shares of equity securities and/or options or other rights in respect thereof to be offered solely to directors, members of management, or employees of the company or its subsidiaries or in connection with dividend reinvestment plans), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component, such investor may acquire at the same price and on the same terms, subject to certain limitations, that number of the securities being offered necessary to maintain its proportionate common stock-equivalent interest in the company immediately prior to the issuance of such securities.

Registration Rights

The investment agreement provides the investors with registration rights with respect to the registrable securities purchased under the warrants, including “shelf” registration rights, pursuant to which the company shall be obligated to file a shelf registration statement no later than 90 days after the closing date, “piggy-back” registration rights, pursuant to which an investor may include its registrable securities in a registration of equity securities by the company, and “demand” registration rights, pursuant to which such investor may demand that the company facilitate an underwritten offering to distribute such investor’s registrable securities. The investors’ “demand” registration rights are limited to two registrations per investor, provided that each such registration must be for common stock in an amount at least $25 million in value (unless an investor proposes to register all of its remaining registrable shares) and the company will not be obligated to complete more than one underwritten offering in response to a demand registration per year.

Representations and Warranties

The Investor Rights Agreement includes customary representations and warranties made by the company to the investors relating to us, our incorporation and good standing, power and authority, authorization, conflicts with law and certain documents, and enforceability of the company’s obligations. Likewise, the investors make customary representations and warranties to the company relating to their incorporation and good standing, power and authority, authorization, and enforceability of the investors’ obligations.

Transfers

The Investor Rights Agreement is not assignable by operation of law or otherwise, except that (i) each investor is permitted to assign its rights or obligations under the Investor Rights Agreement to any if its Affiliates and (ii) the registration rights of the investors may be assigned by such investor to a transferee or assignee of registrable securities. In addition, in the event that an investor is not permitted under applicable law or regulation to exercise any of its preemptive rights, each investor may assign such preemptive rights to any of its non-stockholder affiliates that agree in writing for the benefit of the company to be bound by the terms of the Investor Rights Agreement.

Description of Capital Stock

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Restated Certificate of Incorporation and Restated Bylaws, which have been filed as exhibits to our Current Report on Form 8-K filed October 15, 2009 and our Current Report on Form 8-K filed March 21, 2011, respectively.

General Matters

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.10 per share, and 100,000 shares of preferred stock, par value $1.00 per share, issuable in one or more series, with such dividend rates, liquidation preferences, redemption, conversion and voting rights and such further designations, powers, preferences, rights, limitations and restrictions as may be fixed and determined by our Board of Directors, all without action of our stockholders.

As of [—], 2011, [—] shares of common stock and no shares of preferred stock were outstanding.

Common Stock

Subject to the preferential rights of any outstanding series of preferred stock, the holders of our common stock are entitled to one vote for each share held of record on all matters submitted to our stockholders. Since the common stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all the directors of the company and, in that event, the holders of the remaining shares will not be able to elect any directors. The holders of our common stock are entitled to participate fully in dividends, if any are declared by the Board of Directors out of legally available funds, and in the distribution of assets in the event of liquidation. However, the payment of any dividends and the distribution of assets to holders of our common stock are and will be subject to any prior rights of outstanding shares of our preferred stock. We have historically paid regular quarterly cash dividends on our common stock. The holders of our common stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. Our common stock is not assessable.

Preferred Stock

Our Board of Directors may establish, without stockholder approval, one or more series of our preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our Board of Directors may designate. The purpose of authorizing the Board of Directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances.

The prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock designation with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

—	the title of the preferred stock;

—	the maximum number of shares of the series;

—	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

—	any liquidation preference;

—	any optional redemption provisions;

—	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

—	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

—	any voting rights; and

—	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used by an incumbent board of directors to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction. Alternatively, such an issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. The issuance of preferred stock could adversely affect the voting power of the common stockholders. It could also affect the likelihood that holders of the common stock will receive dividend payments and payments upon liquidation. Although the Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of the stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

Warrants

As of the date hereof, the company does not have outstanding any warrants to purchase shares of equity securities of the company.

Non-Voting Perpetual Participating Preferred Stock, Series A

Refer to the description of the company’s Non-Voting Perpetual Participating Preferred Stock, Series A, under the section heading “Description of the Non-Voting Perpetual Participating Preferred Stock, Series A” above.

Business Combinations under Delaware Law

We are a Delaware corporation and are governed by Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, which is a person who owns 15% or more of our outstanding voting stock, from engaging in business combinations with us for three years following the time the person becomes an interested stockholder. These restrictions do not apply if:

—	before the person becomes an interested stockholder, our Board of Directors approves the transaction in which the person becomes an interested stockholder or the business combination;

—

upon completion of the transaction that results in the person becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

—

following the transaction in which the person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of a least two-thirds of our outstanding voting stock not owned by the interested stockholder.

Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation, as amended, and our bylaws contain provisions that might be characterized as anti-takeover provisions. These provisions may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the Board of Directors and make removal of our management more difficult.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SWS.” The company will list the shares of common stock to be issued to the investors upon exercise of the warrants, but does not expect to list the warrants or the Series A Preferred Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare; 350 Indiana Street, Suite 750; Golden, Colorado 80401.

Vote Required for Approval

Assuming the presence of a quorum, Proposal No. 1 requires the affirmative vote of the holders of our common stock representing a majority of the votes cast at the special meeting, provided that the total votes cast for the proposal represent over 50% of all outstanding securities entitled to vote to approve the proposal. Abstentions will be treated as “votes cast” for purposes of determining whether the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal as required by Section 312.07 of the NYSE Listed Company Manual. Accordingly, an abstention will have the same effect as a vote “Against” this proposal for purposes of determining whether the proposal has been approved by a majority of votes cast on such proposal. Broker non-votes will have no effect on Proposal No. 1, assuming that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 1.

PROPOSAL NO. 2

TO PERMIT THE BOARD OF DIRECTORS TO ADJOURN THE SPECIAL MEETING

TO SOLICIT ADDITIONAL PROXIES IF THERE IS AN INSUFFICIENT NUMBER OF

VOTES AT THE MEETING TO APPROVE PROPOSAL NO. 1

The Board of Directors seeks your approval to adjourn the special meeting if there are insufficient votes at the special meeting to approve Proposal No. 1. Because some of our stockholders hold their shares of common stock in “street name,” it can take longer for those stockholders to receive proxy solicitation materials and to return their proxy cards. To permit proxies that have been timely received to be voted for an adjournment, we are submitting this proposal as a separate matter for your consideration. If it is necessary to adjourn the special meeting, and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to stockholders, other than an announcement made at the special meeting.

Vote Required for Approval

In order to approve Proposal No. 2, the affirmative vote of the holders of a majority of voting shares represented at the special meeting, whether or not a quorum is present, is required to adjourn such meeting from time to time, until a quorum shall be present. Accordingly, a broker non-vote will not affect whether the proposal is approved. An abstention will be counted as present at the special meeting for purposes of the proposal and will have the same effect as a vote “AGAINST” the proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 2 TO PERMIT THE BOARD OF DIRECTORS TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE PROPOSAL NO. 1.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock as of [—], by each person who is known to us to beneficially own more than 5% of our common stock, each of our directors and named executive officers (“NEOs”), and all of our directors and executive officers as a group. Our NEOs consist of our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) who were serving as executive officers as of [—]. Unless otherwise indicated, the address of each officer and director is 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

	Shares Beneficially Owned(1)(2)
Name	Number	Percentage Assuming No Exercise of Warrants	Percentage Assuming Full Exercise of All Warrants
Beneficial Owners of More Than 5%:
Prescott Group Capital Management LLC(3)	2,987,967
1924 S Utica, Suite F 1120, Tulsa, OK 74104
BlackRock, Inc.(4)	2,531,816
55 East 52nd Street; New York, NY 10055

Executive Officers and Directors:
Robert A. Buchholz(5)	1,279,202
Brodie L. Cobb(6)	993,625
Frederick R. Meyer	229,589
Don A. Buchholz(7)	175,051
Donald W. Hultgren(8)	131,633
Kenneth R. Hanks(8)	60,220
Richard H. Litton(9)	56,818
James H. Ross	54,903
Daniel R. Leland	46,659
Stacy M. Hodges(10)	33,317
I.D. Flores III	30,918
Larry A. Jobe	30,663
Dr. Mike Moses	18,823
Joel T. Williams III	7,663
All directors and executive officers as a group (19 persons)(11)	3,409,722

(*)	Denotes less than 1% ownership.

(1)

The rules of the SEC provide that, for purposes of this proxy statement, a person is considered the “beneficial owner” of shares with respect to which the person, directly or indirectly, has or shares voting or dispositive power, irrespective of the person’s economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and dispositive power over the shares listed, subject to the effects of community property laws.

(2)

Based on [—] shares outstanding on [—]. Includes shares issued pursuant to the SWS Group, Inc. 2003 Restricted Stock Plan (the “Restricted Stock Plan”). Shares of common stock subject to stock options that are exercisable within 60 days of [—] are deemed beneficially owned by the person holding such options and deemed outstanding for purposes of calculating the percentage of ownership of such person, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(3)

Based on a Schedule 13G filed on February 14, 2011, on behalf of Prescott Group Capital Management, L.L.C. (“Prescott Capital”) and related funds and Mr. Phil Frohlich, the principal of Prescott Capital. Prescott Capital may direct the vote and disposition of 2,920,267 shares of our common stock held by Prescott Group Aggressive Small Cap Master Fund, G.P., and 67,700 shares of our common stock held by Prescott Group Aggressive Mid Cap, L.P. As the principal of Prescott Capital, Mr. Frohlich may direct the vote and disposition of all 2,987,967 shares of our common stock held by the Prescott Capital funds.

(4)

Based on a Schedule 13G filed on January 29, 2010 and amended on February 8, 2010 and February 8, 2011, BlackRock, Inc. beneficially owned 2,531,816 shares of our common stock (reporting sole voting power and sole dispositive power with respect to all such shares). BlackRock, Inc. acquired Barclays Global Investors from Barclays Bank PLC on December 1, 2009. The Schedule 13G filed January 29, 2010 effectively amended the Schedule 13G filed February 5, 2009 by Barclays Global Fund Advisors.

(5)	Includes 825,000 shares beneficially owned by Union Hill Holdings, Ltd., a limited partnership of which Robert A. Buchholz is a controlling partner.

(6)

Includes 972,083 shares beneficially owned by Cobb Partners, Ltd., a limited partnership of which Mr. Cobb is the managing partner. Cobb Partners is a limited partnership, the partners of which are Brodie L. Cobb and certain members of his family. Brodie L. Cobb is the managing partner of the partnership and has sole voting and investment power with regard to the shares beneficially owned by the partnership.

(7)

Excludes 32,042 shares held by Union Hill Investments, a general partnership, the partners of which are Don A. Buchholz, his wife, his adult daughter and Robert A. Buchholz. Pursuant to the terms of the partnership agreement, neither Don A. Buchholz nor his wife has any voting or investment power with regard to the shares beneficially owned by the partnership. Includes 57,556 shares held by Union Hill Holdings, Ltd., a limited partnership, the partners of which are Don A. Buchholz and his wife, his adult daughter, Robert A. Buchholz and various Buchholz family trusts. A Buchholz family limited liability company is the general partner of Union Hill Holdings, Ltd. Neither Don A. Buchholz nor his wife has any voting or investment power with regard to the shares beneficially owned by the partnership. Don A. Buchholz and his wife own 6.9765% and Robert A. Buchholz owns 2% of Union Hill Holdings, Ltd. The partnership agreement provides that any partner may withdraw from the partnership only upon unanimous agreement of all the partners. The 57,556 shares held by Union Hill Holdings, Ltd. and included in the table for Don A. Buchholz represented 6.9765% of the total 825,000 shares owned in the name of Union Hill Holdings, Ltd.

(8)

Mr. Donald W. Hultgren resigned August 18, 2010 and Mr. Kenneth R. Hanks resigned October 12, 2010. The shares noted in the table above represent amounts believed to be owned by Mr. Hultgren and Mr. Hanks as of [—].

(9)	Includes 19,375 shares of common stock issuable upon exercise of stock options.

(10)	Includes 15,046 shares of common stock issuable upon exercise of stock options.

(11)

Includes the information in notes 5-10 above. In addition, includes 115,227 shares of common stock beneficially owned by other executive officers not listed in the above table because such executive officers are not NEOs and 55,813 shares of common stock issuable upon exercise of stock options held by such executive officers.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding the company and other issuers that file electronically with the SEC at www.sec.gov. The company’s proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that the company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This information is also available at www.swst.com under the caption “Investor Relations – SEC Filings and Documents.”

INCORPORATION BY REFERENCE

The SEC allows the company to “incorporate by reference” into this proxy statement documents the company files with the SEC. This means that the company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that the company files with the SEC as specified below will update and supersede that information.

The company incorporates by reference into this proxy statement the following documents filed with the SEC, and any future documents that we file with the SEC prior to the special meeting, excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act):

—	Our Annual Report on Form 10-K for the fiscal year ended June 25, 2010;

—	Our Quarterly Reports on Form 10-Q for the for the quarterly periods ended September 24, 2010, and December 31, 2010;

—	The portions of our definitive Proxy Statement filed on October 8, 2010 incorporated by reference in our Annual Report on Form 10-K for the year ended June 25, 2010; and

—

Our Current Reports on Form 8-K filed with the SEC on August 19, 2010, October 13, 2010, October 28, 2010, November 19, 2010, March 21, 2011 with respect to Items 1.01, 2.03, 3.02, and 9.01 (but excluding Item 7.01) and March 21, 2011 with respect to Items 5.03 and 9.01.

This proxy statement or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the transactions discussed in this proxy statement. The descriptions of these agreements contained in this proxy statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us as described herein. You can obtain the documents incorporated by reference in this proxy statement without charge through the company’s website, www.swst.com, and from the SEC at its website, www.sec.gov. You may also obtain this information from the company, without charge, by submitting a written or oral request to SWS Group, Inc., Attn: Ben Brooks, Corporate Communications, 1201 Elm Street, Suite 3500, Dallas, Texas 75270 or by calling (214) 859-1800. The company undertakes to respond to all such requests within one business day and mail such materials by first class mail or other equally prompt means of delivery. To receive timely delivery of the documents in advance of the special meeting, you should make your request no later than [—], 2010.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement.

PRINCIPAL ACCOUNTANTS

Representatives of the company’s principal accounting firm for the current fiscal year and the most recently completed fiscal year are not expected to attend the special meeting. Therefore, such representatives of the company’s principal accounting firm will not have the opportunity to make a statement at the special meeting and are not expected to be available to respond to appropriate questions of the stockholders.

STOCKHOLDER PROPOSALS

If you would like to submit a proposal for inclusion in the proxy materials to be distributed in connection with our 2011 annual meeting, such proposal must be received by the company no later than June 9, 2011. To be eligible for inclusion in our 2011 annual meeting proxy materials, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act. If you intend to submit a proposal from the floor during the 2011 annual meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, you must provide us with written notice no later than August 23, 2011. If you fail to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2011 annual meeting.

SPECIAL NOTICE REGARDING FORWARD LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (referred to herein as the Exchange Act), including statements about our plans, strategies, expectations, assumptions and prospects. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “indicates,” “anticipates,” “projects,” “expects,” “intends,” “plans,” “budgets,” “targets,” “seeks,” “objective,” “may,” “will,” “would,” or “should” or other variations or similar words.

The forward-looking statements contained and incorporated by reference in this proxy statement are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions that the forward-looking statements contained in this proxy statement are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf.

Factors that could cause our results to differ materially from the results discussed in such forward-looking statements include, but are not limited to, the following: (i) the ability to meet regulatory capital requirements administered by federal agencies, including without limitation, those established by the Order to Cease and Desist, effective as of February 4, 2011, issued to the bank by the Office of Thrift Supervision, or OTS, acting by and through its Regional Director for the Western Region; (ii) the credit-worthiness of our correspondents, counterparties in securities lending transactions and of our banking and margin customers; (iii) the level of customer margin loan activity and the size of customer account balances; (iv) the demand for housing in Texas, New Mexico and the national market; (v) the ability of borrowers to meet their contractual obligations and the adequacy of our allowance for loan losses; (vi) the potential of litigation and other regulatory liability; (vii) the demand for investment banking services; (viii) general economic conditions, especially in Texas and New Mexico and investor sentiment and confidence; (ix) the value of collateral securing the loans we hold; (x) the interest rate environment; (xi) the volume of trading in securities; (xii) the liquidity in capital markets; (xiii) the volatility and general level of securities prices and interest rates; (xiv) competitive conditions in each of our business segments; (xv) changes in accounting, tax and regulatory compliance requirements; (xvi) the potential for misconduct or error on the part of employees or entities with whom business is done; (xvii) the ability to attract and retain key personnel; and (xviii) the availability of credit lines.

Our future operating results also depend on our operating expenses, which are subject to fluctuation due to: (x) variations in the level of compensation expense incurred as a result of changes in the number of total employees, competitive factors, or other market variables; (y) variations in expenses and capital costs, including depreciation, amortization and other non-cash charges incurred to maintain our infrastructure; and (z) unanticipated costs which may be incurred from time to time in connection with litigation, regulation and compliance, loan analysis and modification or other contingencies.

Other factors, risks and uncertainties that could cause actual results to differ materially from our expectations are described in our periodic filings with the SEC.

These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. All forward-looking statements we make speak only as of the date on which they are made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any statement is based.

OTHER MATTERS

At the date of this proxy statement, we know of no other matters, other than those described above, that will be presented for consideration at the special meeting. If any other business should come before the meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of SWS Group, Inc. and our stockholders.

You are urged to promptly vote your proxy by Internet or by telephone or mail if you receive a paper copy of the proxy materials to make certain your shares will be represented at the special meeting.

By Order of the Board of Directors,

Allen R. Tubb
Vice President, General Counsel and Secretary

[—], 2011

SWS GROUP INC. ATTN: ALLEN R. TUBB, SECRETARY 1201 ELM STREET, STE 3500 DALLAS, TX 75270

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors unanimously recommends a vote FOR the following proposal:	For	Against	Abstain

1. The approval, for purposes of the New York Stock Exchange listing standards, of the issuance of warrants and up to 17,391,304 shares of common stock of the company issuable upon the exercise of the warrants (subject to anti-dilution adjustments) or, in certain circumstances, non-voting perpetual participating preferred stock issuable upon the exercise of the warrants and convertible, in certain circumstances, into common stock.	☐	☐	☐

The Board of Directors unanimously recommends a vote FOR the following proposal:	For	Against	Abstain

2. The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the special meeting to approve Proposal No. 1 described above.	☐	☐	☐

For address change/comments, (see reverse for instructions) mark here.			☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: This proxy statement, all exhibits hereto and all documents incorporated by reference herein are available at www.proxyvote.com.

SWS GROUP, INC.

Special Meeting of Stockholders

[—], 2011 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Don A. Buchholz and James H. Ross, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SWS GROUP, INC. that the stockholder(s) is/are entitled to vote at the special meeting of stockholders to be held at 9:00 AM, CST on [—], 2011, at the Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, TX 75270, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side